                                                     REGISTRATION NO. 333-116033


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November 23, 2005


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------


                        POST-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                MICROISLET, INC.
                 (Name Of Small Business Issuer In Its Charter)

            NEVADA                                        88-0408274
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                       6370 NANCY RIDGE DRIVE, SUITE 112
                          SAN DIEGO, CALIFORNIA, 92121
                                 (858) 657-0287

          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                              ---------------------
                               WILLIAM G. KACHIOFF
               VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                                MICROISLET, INC.
                        6370 NANCY RIDGE DRIVE, SUITE 112
                          SAN DIEGO, CALIFORNIA, 92121
                                 (858) 657-0287
            (Name, Address and Telephone Number of Agent For Service)
                              ---------------------

                                   Copies To:
                              JOHN D. TISHLER, ESQ.
                             STEPHEN R. LASALA, ESQ.
                     SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                        12544 HIGH BLUFF DRIVE, SUITE 300
                               SAN DIEGO, CA 92130
                                 (858) 720-8900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

>From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [X]

If the registrant elects to deliver its last annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                EXPLANATORY NOTE



Pursuant to Rule 401(e) under the Securities Act, the Registrant is filing this Post-Effective Amendment No. 3 to Form S-2 to update the information contained in the prospectus included in the Registration Statement on Form S-2 (File No. 333-116033), which was originally filed on May 28, 2004 and declared effective on June 14, 2004. Post-Effective Amendment No. 1 was filed on April 22, 2005 and Post-Effective Amendment No. 2 was filed on October 26, 2005.


Pursuant to Rule 429 under the Securities Act, the prospectus included in this Post-Effective Amendment is a joint prospectus that updates and replaces the prospectus included in the Registration Statement on Form SB-2 (File No. 333-110242), which was originally filed on November 4, 2003 and declared effective on November 12, 2003, and also constitutes the prospectus for this Registration Statement.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   Subject to Completion, Dated November 23, 2005



                                   PROSPECTUS

                        13,364,316 shares of common stock

                                MICROISLET, INC.

This prospectus relates to the sale of up to 13,364,316 shares of our common stock by the selling stockholders identified in this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.


Our common stock is traded on the American Stock Exchange under the symbol "MII". The closing price of our common stock on November 22, 2005 was $1.74.


AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF THESE RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is _____________, 2005.








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                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

Prospectus Summary                                                            3
Risk Factors                                                                  4
Use of Proceeds                                                              12
Selling Stockholders                                                         12
Plan of Distribution                                                         22
Description of Securities                                                    23
Limitation on Liability and Indemnification Matters                          23
Legal Matters                                                                24
Experts                                                                      24
Where You Can Find More Information About Us                                 24
Forward-Looking Statements                                                   25



You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and are seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. In this prospectus, "MicroIslet", "we", "us" and "our" refer to MicroIslet, Inc., a Nevada corporation, unless the context otherwise requires.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION ABOUT OUR COMPANY.

GENERAL

We are a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with insulin-dependent diabetes. Our patented islet transplantation technology, exclusively licensed from Duke University, includes methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. We intend to continue our research and development efforts and, ultimately, to introduce of our products to the market. Our common stock trades on the American Stock Exchange under the trading symbol "MII".

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 6370 Nancy Ridge Drive, Suite 112, San Diego, California 92121. You can reach our principal executive offices by telephone at (858) 657-0287 or through our website at www.microislet.com. The content of this website does not constitute part of this prospectus.

                                  THE OFFERING

This prospectus relates to the following shares:

         o 4,016,009 shares of common stock we sold to investors at $1.30 per share pursuant to securities purchase agreements we entered into in March 2004;

         o 4,724,812 shares of common stock issued or issuable to these investors and their assigns upon the exercise of warrants at an exercise price of $1.00 per share granted pursuant to the securities purchase agreements;

         o 89,231 shares granted to a placement agent in connection with the above financing;

         o 675,007 shares that may be issued upon exercise of warrants with an exercise price of $1.30 per share granted to various placement agents and service providers in connection with the above financing;

         o 33,043 shares that were issued upon exercise of a warrant with an exercise price of $1.30 per share granted in settlement of claims made for services provided to us in connection with the above financing;

         o 428,334 shares issued or issuable upon the exercise of warrants with exercise prices ranging from $0.60 to $0.75 per share granted to Strategic Growth International for consulting services Strategic Growth provided to us;

         o 2,372,200 shares of common stock we sold to investors at $0.50 per share pursuant to a securities purchase agreement we entered into in October and November 2003; and

         o 1,025,680 shares of common stock issued or issuable to these investors and their assigns upon the exercise of warrants at an exercise price of $1.00 per share granted in October and November 2003 pursuant to the securities purchase agreement.

The number of shares offered by this prospectus represents 33.2% of the total common stock outstanding as of September 30, 2005. The number of common shares outstanding does not include 6,143,407 shares included in this prospectus that are issuable only upon the exercise of warrants.

We will not receive any proceeds from the sale of any of the shares offered and sold by the selling stockholders. However, we may receive up to $6,143,930 in gross cash proceeds upon the exercise of the remaining unexercised warrants listed in this prospectus.

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                                  RISK FACTORS

YOU SHOULD CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS RELATING TO OUR BUSINESS AND PROSPECTS BEFORE DECIDING TO INVEST IN THE SECURITIES. THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK, AND YOU SHOULD PURCHASE THE SECURITIES ONLY IF YOU CAN AFFORD TO LOSE THE ENTIRE SUM INVESTED IN THESE SECURITIES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES.

The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this prospectus and presented elsewhere by management from time to time.

RISKS RELATED TO OUR COMPANY

WE HAVE A HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE. THESE FACTORS, WHEN COMBINED WITH OUR CASH POSITION, RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.


We have experienced significant operating losses in each period since our inception. As of September 30, 2005, we have incurred total accumulated losses of $27.4 million and our cash position was $4.0 million. We expect the recognition of operating losses to continue and it is uncertain when, if ever, we will become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.


Although we believe that our existing funds will be sufficient to fund our operating expenses and capital requirements through March 2006, we expect to incur substantial additional costs, including costs related to ongoing research and development activities, preclinical studies and trials. Future funding is subject to continued agreement of a business plan by investors. In the event funding is not obtained, we may be required to curtail operations. Accordingly, these factors raise substantial doubt about whether we will be able to continue as a going concern for a reasonable period of time.

In addition, our independent registered public accounting firm has included in its report on our 2004 audited financial statements incorporated by reference in this prospectus an explanatory paragraph regarding our ability to continue as a going concern.

WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR GROWTH, AND RAISING SUCH CAPITAL WILL LIKELY CAUSE SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS. WE CANNOT RELY ON ADDITIONAL CAPITAL UNDER THE COMMON STOCK PURCHASE AGREEMENT WITH FUSION CAPITAL. IF ADDITIONAL CAPITAL IS NOT AVAILABLE, WE MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

Our current plans indicate we will need significant additional capital for research and development before we have any anticipated revenue generating products. The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:

         o the extent to which we enter into licensing arrangements, collaborations or joint ventures;

         o        our progress with research and development;

         o        the costs and timing of obtaining new patent rights;

         o        the extent to which we acquire or license other technologies;
                  and

         o regulatory changes and competition and technological developments in the market.

Fusion Capital Fund II, LLC has agreed to provide us up to $24 million under a common stock purchase agreement, of which approximately $22.9 million remains available as of November 18, 2005. Because the registration statement relating to the shares we might sell to Fusion Capital is unavailable at this time, Fusion Capital is not presently obligated to provide us any funds under the common stock purchase agreement. In addition, under the terms of the common stock purchase agreement, Fusion Capital will have the right to terminate its obligations under the common stock purchase agreement without advance notice at the time we might otherwise be able to sell shares to Fusion Capital. Accordingly, we cannot rely on Fusion Capital as a source of funding to meet our working capital needs.


When we require additional funds, general market conditions or the then-current market price of our common stock may not support capital raising transactions such as an additional public or private offerings of our common stock. If we require additional funds and we are unable to obtain them on a timely basis or on terms favorable to us, we may be required to scale back our development of new products, sell or license some or all of our technology or assets or curtail or cease operations. If we raise additional funds by selling additional shares of our capital stock, the ownership interest of our stockholders will be diluted.

WE HAVE RELIED ON CAPITAL CONTRIBUTED BY RELATED PARTIES, AND SUCH CAPITAL MAY NOT BE AVAILABLE IN THE FUTURE.

A trust affiliated with Mr. John J. Hagenbuch, a significant stockholder and a director of our company, made short term loans to us for a total of $500,000 on April 11, 2003 and May 12, 2003 to meet working capital needs. In October 2003, the notes evidencing these loans were cancelled in exchange for shares of our common stock and warrants to purchase common stock. At the same time, Mr. Hagenbuch's trust purchased additional shares of our common stock for $150,000 cash. We may not be able to obtain capital from related parties in the future. Neither Mr. Hagenbuch nor any of our officers, directors, or other stockholders are under any obligation to continue to provide cash to meet our future liquidity needs.

WE ARE SUBJECT TO NEW CORPORATE GOVERNANCE AND INTERNAL CONTROL REPORTING REQUIREMENTS, AND OUR COSTS RELATED TO COMPLIANCE WITH, OR OUR FAILURE TO COMPLY WITH EXISTING AND FUTURE REQUIREMENTS COULD ADVERSELY AFFECT OUR BUSINESS.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and the American Stock Exchange. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, we will be required to include management and independent registered public accounting firm reports on internal controls as part of our annual report for the year ending December 31, 2007 pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. For example, Item 8A of our annual report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2004 described management's assessment that a material weakness existed in our internal control over financial reporting. While our management believes it has put procedures in place to remediate this weakness, there can be no assurance that such deficiencies have been fully corrected, or that other such weaknesses do not exist in our internal controls.

Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

OUR PRODUCTS MAY NOT BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED, WHICH WOULD HARM US AND FORCE US TO CURTAIL OR CEASE OPERATIONS.

We are a relatively new company and our technologies are still in the early stages of development. We are currently working to develop our first product, MicroIslet-P(TM). This product may not be successfully developed or commercialized on a timely basis, or at all. If we are unable, for technological or other reasons, to complete the development, introduction or scale-up of manufacturing of this product or other potential products, or if our products do not achieve a significant level of market acceptance, we would be forced to curtail or cease operations. Even if we develop our products for commercial use and obtain all necessary regulatory approval, we may not be able to develop products that:

         o are accepted by, and marketed successfully to, the diabetes marketplace;

         o        are safe and effective;

         o        are protected from competition by others;

         o        do not infringe the intellectual property rights of others;

         o are developed prior to the successful marketing of similar products by competitors; or

         o can be manufactured in sufficient quantities or at a reasonable cost.

OUR RESEARCH AND DEVELOPMENT PROGRAMS RELY ON TECHNOLOGY LICENSED FROM THIRD PARTIES, AND TERMINATION OF ANY OF THOSE LICENSES WOULD RESULT IN LOSS OF SIGNIFICANT RIGHTS TO DEVELOP AND MARKET OUR PRODUCTS, WHICH WOULD IMPAIR OUR BUSINESS.

We have exclusive worldwide rights to our technology for the isolation, culture, storage and encapsulation (microencapsulation) of insulin-producing islet cells from porcine sources, through a license agreement with Duke University. Our license generally may be terminated by Duke University if we fail to perform our obligations, including obligations to conduct a research and development program and develop the licensed products for commercialization. If terminated, we would lose the right to develop the licensed products, which would significantly harm our business. The license agreement contemplates that once the research and development program is completed, we and Duke University will agree upon milestones toward commercialization of the licensed products. We will be required to meet those agreed milestones, and if we fail to do so in a material way, our license rights may become non-exclusive. If disputes arise in the negotiation of those milestones, or once agreed upon, over the definition of these requirements or whether we have satisfied the requirements in a timely manner, or if any other obligations in the license agreement are disputed by Duke University, the other party could terminate the agreement and we could lose our rights to develop the licensed technology.

WE WILL REQUIRE A SUPPLY OF DESIGNATED PATHOGEN FREE PIGS IN ORDER TO COMMENCE AND CONTINUE HUMAN CLINICAL TRIALS ON OUR MICROISLET P(TM) PRODUCT. IF WE CANNOT SECURE A SUFFICIENT ONGOING SUPPLY OF THESE PIGS FROM THE SINGLE FACILITY WHICH IS CURRENTLY ABLE TO PRODUCE THEM, WE MAY BE REQUIRED TO BUILD OUR OWN FACILITY, WHICH WOULD SUBSTANTIALLY INCREASE OUR COSTS AND LIKELY SUBSTANTIALLY DELAY OUR ABILITY TO COMMENCE CLINICAL TRIALS.

Under the rules of the Food and Drug Administration, islets used for implantation in humans must come from purpose-bred, pathogen free, vaccinated pigs (referred to as designated pathogen free pigs), raised in a United States Department of Agriculture certified facility specifically designed for biomedical research purposes. Establishing such a herd requires a clean room facility, a significant amount of time, and veterinary expertise. We currently receive designated pathogen free pigs for our preclinical research from the Mayo Foundation for Medical Education and Research. We have not identified other suppliers in North America that can currently produce designated pathogen free pigs to the required specification, although others may exist. If the Mayo Foundation were to cease providing designated pathogen free pigs to us in sufficient quantities, we would be required either to locate another facility which is able to supply designated pathogen free pigs, which may not be possible, or to construct and operate our own facility. The cost to construct and operate our own farm facility would materially increase our costs of clinical studies, and would likely delay the commencement or continuation of clinical studies for a period of two years or more.

We could also experience substantially increased costs and substantial delays if the Mayo Foundation or any other facility which supplies designated pathogen free pigs, including any facility we operate ourselves, were to become contaminated. In such case, there would be a delay of at least twelve months before such facility could again deliver designated pathogen free pigs. Were any of such events to occur before the commencement of clinical trials, such trials might have to be delayed. Were any of such events to occur during clinical trials, we may have to halt those clinical trials and could lose the benefit of the data gathered and the costs incurred. We could also lose key staff members and collaborators if clinical trials were substantially delayed. We would be required to continue to pay our operating expenses while we waited to recommence clinical trials, and the payment of such expenses may deplete our cash reserves and make it more difficult for us to raise capital for future clinical trials. Our ability to execute our business plan could be threatened and our stock price could decline substantially in response to any of these occurrences.

WE MAY NOT BE ABLE TO FORM AND MAINTAIN THE COLLABORATIVE RELATIONSHIPS THAT OUR BUSINESS STRATEGY REQUIRES, AND IF WE CANNOT DO SO, OUR ABILITY TO DEVELOP PRODUCTS AND REVENUE WILL SUFFER.

We must form research collaborations and licensing arrangements with several partners at the same time to operate our business successfully. To succeed, we will have to maintain our existing relationships and establish additional collaborations. We cannot be sure that we will be able to establish any additional research collaborations or licensing arrangements necessary to develop and commercialize products using our technology or that we can do so on terms favorable to us. If our collaborations are not successful or we are not able to manage multiple collaborations successfully, our programs may suffer.

Collaborative agreements generally pose the following risks:

         o collaborators may not pursue further development and commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;

         o collaborators may delay clinical trials, underfund a clinical trial program, stop a clinical trial or abandon a product, repeat or conduct new clinical trials or require a new formulation of a product for clinical testing;

         o collaborators could independently develop, or develop with third parties, products that could compete with our future products;

         o the terms of our agreements with our current or future collaborators may not be favorable to us;

         o a collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing and distribution of our products, limiting our potential revenues from the commercialization of a product;

         o disputes may arise delaying or terminating the research, development or commercialization of our products, or result in significant litigation or arbitration; and

         o collaborations may be terminated and, if terminated, we would experience increased capital requirements if we elected to pursue further development of the product.

In addition, there have been a significant number of recent business combinations among large pharmaceutical companies which have resulted in a reduced number of potential future collaborators. If business combinations involving our collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our product development programs.

WE MAY NOT SUCCESSFULLY DEVELOP OR DERIVE REVENUES FROM OUR CELL THERAPY PROGRAMS, AND IF WE DO NOT, YOUR INVESTMENT MAY DECLINE IN VALUE.

Our cell therapy programs are still in the early stages of development and may not result in marketable products. We are directing our technology and development focus primarily toward identifying processes and products that are believed to produce optimal treatment for insulin-dependent diabetes. However, these efforts may never generate revenue.

THE REGULATORY APPROVAL PROCESS IS EXPENSIVE, TIME CONSUMING AND UNCERTAIN. FAILURE TO RECEIVE APPROVAL FOR COMMERCIALIZATION OF ANY POTENTIAL PRODUCT DEVELOPED BY US OR OUR COLLABORATORS WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND YOUR INVESTMENT.

The FDA must approve any biological product before it can be marketed in the United States. Biological products must also be approved by the regulatory agencies of foreign governments before the product can be sold outside the U.S. Before an investigational new drug application (IND) can be filed with the FDA, the potential product must undergo preclinical laboratory tests, preclinical studies in animals and formulation studies. Once the IND becomes effective, adequate and well-controlled human clinical trials to establish the safety and efficacy of the product are required. Commercialization of any therapeutic or other product that we or our collaborators may develop depends upon successful completion of these preclinical studies and clinical trials. Preclinical testing and clinical development are long, expensive and uncertain processes and we do not know whether we, or any of our collaborative partners, will be permitted to undertake clinical trials of any potential products. It may take us or our collaborative partners many years to complete any such testing, and failure can occur at any stage of testing. Preliminary results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Delays or rejections of potential products may be encountered based on changes in regulatory policy for product approval during the period of product development and regulatory agency review. Moreover, we or our collaborative partners may decide to discontinue development of any or all of these projects at any time for commercial, scientific or other reasons.

IF WE RECEIVE REGULATORY APPROVAL, WE WILL ALSO BE SUBJECT TO ONGOING FDA OBLIGATIONS AND CONTINUED REGULATORY REVIEW, SUCH AS CONTINUED SAFETY REPORTING REQUIREMENTS, AND WE MAY ALSO BE SUBJECT TO ADDITIONAL FDA POST-MARKETING OBLIGATIONS. THESE AND OTHER REGULATORY REQUIREMENTS COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE AND REQUIRE ADDITIONAL EXPENDITURES TO BRING OUR PRODUCTS TO MARKET.

Any regulatory approvals that we receive for our products may also be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up studies. In addition, we or our third party manufacturers may be required to undergo a pre-approval inspection of manufacturing facilities by the FDA and foreign authorities before obtaining marketing approval, and will be subject to periodic inspection by the FDA and corresponding foreign regulatory authorities under reciprocal agreements with the FDA. Such inspections may result in compliance issues that could prevent or delay marketing approval, or require the expenditure of money or other resources to correct.

THE TRANSPLANTATION OF ANIMAL CELLS INTO HUMANS INVOLVES RISKS WHICH HAVE RESULTED IN ADDITIONAL FDA OVERSIGHT AND WHICH IN THE FUTURE MAY RESULT IN ADDITIONAL REGULATION THAT MAY PREVENT OR DELAY APPROVAL OF OUR POTENTIAL PRODUCTS AND REQUIRE ADDITIONAL EXPENDITURES TO BRING THESE PRODUCTS TO MARKET.

Our business involves the transplantation of animal cells into humans, a process known as xenotransplantation. Xenotransplantation poses a risk that viruses or other animal pathogens may be unintentionally transmitted to a human patient. The FDA will require testing to determine whether infectious agents, including porcine endogenous retroviruses, also known as PERV, are present in patients who have received cells, tissues or organs from porcine sources. While PERV has not been shown to cause any disease in pigs, it is not known what effect, if any, PERV may have on humans.

Other companies are currently conducting clinical trials involving the transplantation of porcine cells into humans. The FDA requires lifelong monitoring of these transplant recipients. If PERV or any other virus or infectious agent is detected in tests or samples from these transplant recipients, the FDA may require that we not initiate or halt our clinical trials and perform additional tests to assess the risk of infection to potential patients. This could result in additional costs to us and delay in the trials of our products under development.

The FDA has published guidelines for development of xenotransplantation products and is continuing to monitor closely the development of such products to determine if additional guidelines are required as more data is obtained. We may not be able to comply with any final guidelines the FDA may issue.

THE REIMBURSEMENT STATUS OF NEWLY APPROVED HEALTHCARE PRODUCTS AND TREATMENTS IS UNCERTAIN AND FAILURE TO OBTAIN ADEQUATE REIMBURSEMENT COULD LIMIT OUR ABILITY TO MARKET ANY PRODUCTS WE MAY DEVELOP AND DECREASE OUR ABILITY TO GENERATE REVENUE.

There is significant uncertainty related to the reimbursement of newly approved pharmaceutical products. Our ability and the ability of our collaborators to commercialize products in both domestic and foreign markets will depend in part on the reimbursements, if any, obtained from third-party payors such as government health administration authorities, private health insurers, managed care programs and other organizations. Third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new pharmaceutical products. Cost control initiatives could decrease the price that we, or our collaborators, would receive for our products and affect our ability to commercialize any products we may develop. If third parties fail to provide adequate reimbursement for our products, consumers and doctors may not choose to use our products, and we may not realize an acceptable return on our investment in product development.

BECAUSE MANY OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER CAPITAL RESOURCES AND MORE EXPERIENCE IN RESEARCH AND DEVELOPMENT, MANUFACTURING AND MARKETING THAN US, WE MAY NOT SUCCEED IN DEVELOPING OUR PROPOSED PRODUCTS AND BRINGING THEM TO MARKET IN A COST-EFFECTIVE, TIMELY MANNER.

We expect to compete with a broad range of organizations that are engaged in the development and production of products, services and strategies to treat diabetes. They include:

         o        biotechnology, pharmaceutical, chemical and other companies;

         o        academic and scientific institutions;

         o        governmental agencies; and

         o        public and private research organizations.

We are a development stage company engaged exclusively in research and development. We have not yet completed the development of our first product and have no revenue from operations. As a result, we may have difficulty competing with larger, established biomedical and pharmaceutical companies. These companies have much greater financial, technical, research, marketing, sales, distribution, service and other resources than us. Moreover, they may offer broader product lines, services and have greater name recognition than we do, and may offer discounts as a competitive tactic. In addition, several early stage companies are currently developing products that may compete with our potential products. We anticipate strong competition from traditional and alternate insulin delivery systems, such as inhalable insulin or insulin pumps. We also expect to compete with other companies involved, like us, in the implantation of cells. These cells may be derived from animals, embryonic or adult stem cells, human cells or genetically altered cell lines.

IF WE ARE UNABLE TO PROTECT EFFECTIVELY OUR INTELLECTUAL PROPERTY, THIRD PARTIES MAY USE OUR TECHNOLOGY, WHICH COULD IMPAIR OUR ABILITY TO COMPETE IN OUR MARKETS.

Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. The patents we currently license, and any future patents we may obtain or license, may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or unenforceable. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Competitors might develop products similar to ours that do not infringe our patents. In order to protect or enforce our patent rights, we may initiate interference proceedings, oppositions, or patent litigation against third parties, such as infringement suits. These lawsuits could be expensive, take significant time and divert management's attention from other business concerns. The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

In addition to patent protection, we require our employees, consultants, advisors and collaborators to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may gain access to our trade secrets or independently develop substantially equivalent proprietary information and techniques.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

We may be sued for infringing on the patent rights or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our products, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Any required license may not be available to us on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market some of our anticipated products, which could have a material adverse effect on our business, financial condition and results of operations.

IF WE LOSE OUR KEY SCIENTIFIC AND MANAGEMENT PERSONNEL, OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS WOULD SUFFER.

Our performance is substantially dependent on the performance of our current senior management, Board of Directors and key scientific and technical personnel and advisers. The loss of the services of any member of our senior management, Board of Directors, scientific or technical staff or advisory board may significantly delay or prevent the achievement of product development and other business objectives and could have a material adverse effect on our business, operating results and financial condition.


WE HAVE NO COMMERCIAL PRODUCTION CAPABILITY AND WE MAY ENCOUNTER PRODUCTION PROBLEMS OR DELAYS, WHICH COULD RESULT IN LOWER REVENUE.

To date, we have not produced any product. Customers for any potential products and regulatory agencies will require that we comply with current good manufacturing practices that we may not be able to meet. We may not be able to maintain acceptable quality standards if we ramp up production. To achieve anticipated customer demand levels, we will need to scale-up our production capability and maintain adequate levels of inventory. We may not be able to produce sufficient quantities to meet market demand. If we cannot achieve the required level and quality of production, we may need to outsource production or rely on licensing and other arrangements with third parties. This reliance could reduce our gross margins and expose us to the risks inherent in relying on others. We may not be able to successfully outsource our production or enter into licensing or other arrangements under acceptable terms with these third parties, which could adversely affect our business.

WE HAVE NO MARKETING OR SALES STAFF, AND IF WE ARE UNABLE TO ENTER INTO COLLABORATIONS WITH MARKETING PARTNERS OR IF WE ARE UNABLE TO DEVELOP OUR OWN SALES AND MARKETING CAPABILITY, WE MAY NOT BE SUCCESSFUL IN COMMERCIALIZING OUR PRODUCTS.

We currently have no sales, marketing or distribution capability. As a result, we will depend on collaborations with third parties that have established distribution systems and direct sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little or no control.

If we are unable to reach and maintain agreement with one or more pharmaceutical companies or collaborators under acceptable terms, we may be required to market our products directly. We may elect to establish our own specialized sales force and marketing organization to market our products. In order to do this, we would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay a product launch. We may not be able to develop this capacity, which would make us unable to commercialize our products.

IF WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND HAVE NOT OBTAINED ADEQUATE INSURANCE TO PROTECT AGAINST THESE CLAIMS, OUR FINANCIAL CONDITION WOULD SUFFER.


If we are able to launch our products commercially, we will face exposure to product liability claims. We intend to secure limited product liability insurance coverage, but may not be able to obtain such insurance on acceptable terms with adequate coverage, or at reasonable costs. There is also a risk that third parties for which we have agreed to indemnify could incur liability.


Since we will conduct clinical trials on humans, we face the risk that the use of our products will result in adverse effects. These risks will exist even for products developed that may be cleared for commercial sale. We cannot predict all of the possible harms or side effects that may result and, therefore, the amount of insurance coverage we obtain may not be adequate to protect us from all liabilities. We may not have sufficient resources to pay for any liabilities resulting from a claim beyond the limit of, or excluded from, our insurance coverage.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS. IF WE ARE SUBJECT TO CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS OUR FINANCIAL CONDITION WOULD SUFFER.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials including biological hazardous materials. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could be required to incur significant costs to comply with current or future environmental laws and regulations.

RISKS RELATING TO THIS OFFERING AND OUR STOCK

A SUBSTANTIAL NUMBER OF SHARES WE HAVE ISSUED IN EXEMPT TRANSACTIONS ARE, OR ARE BEING MADE, AVAILABLE FOR SALE ON THE OPEN MARKET. THE RESALE OF THESE SECURITIES MIGHT ADVERSELY AFFECT OUR STOCK PRICE.

The sale of a substantial number of shares of our common stock under our registration statements, or in anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The 13,364,316 shares subject to this prospectus represent 33.2% of our common stock outstanding on September 30, 2005. The number of shares outstanding does not include 6,143,407 shares included in this prospectus that are issuable only upon the exercise of warrants. The selling stockholders under our effective registration statements will be permitted to sell their registered shares in the open market from time to time without advance notice to us or to the market and without limitations on volume. We also have other registration obligations that have not yet vested.

Sales of shares pursuant to exercisable options and warrants could also lead to subsequent sales of the shares in the public market. These sales, together with sales by other existing stockholders, could depress the market price of our stock by creating an excess in supply of shares for sale. Availability of these shares for sale in the public market could also impair our ability to raise capital by selling equity securities.

OUR STOCK IS THINLY TRADED, WHICH CAN LEAD TO PRICE VOLATILITY AND DIFFICULTY LIQUIDATING YOUR INVESTMENT.

The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. During the quarter ended September 30, 2005, the average daily trading volume of our stock was approximately 107,002 shares and the shares traded as low as $1.18 and as high as $2.80 per share. Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including:

         o actual or anticipated variations in quarterly and annual operating results;

         o announcements of technological innovations by us or our competitors;

         o developments or disputes concerning patent or proprietary rights; and

         o general market perception of biotechnology and pharmaceutical companies.

SHARES ISSUED UPON THE EXERCISE OF OPTIONS AND WARRANTS COULD DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.


We have issued options and warrants to acquire common stock to our employees, directors, consultants and investors at various prices, some of which are or may in the future be below the market price of our stock. If exercised, these options and warrants will cause immediate and possibly substantial dilution to our stockholders. We currently have options and warrants for approximately 10.6 million shares outstanding that have exercise prices at or below the recent market price of our stock of $1.80 per share. We have options and warrants for approximately 2.3 million shares outstanding at prices above the recent $1.80 market price, and if the market price increases, these options and warrants could have a dilutive effect on stockholders if exercised. Future options issued under our stock option plan may have further dilutive effects.


CHANGES IN STOCK OPTION ACCOUNTING RULES MAY ADVERSELY AFFECT OUR REPORTED OPERATING RESULTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OUR STOCK PRICE AND OUR EFFORTS IN RECRUITING ADDITIONAL EMPLOYEES IN THE EMPLOYEE MARKETPLACE.

Development stage companies in general, and our company in particular, have a history of depending upon and using broad-based employee stock option programs to hire, incentivize and retain employees in a competitive marketplace. Currently, we include such expenses on a pro forma basis in the notes to our annual financial statements in accordance with accounting principles generally accepted in the United States, but we generally do not include the fair value of such stock options as an expense in our reported results of operations. An accounting standard setting body has recently adopted a new accounting standard that will require us to record equity-based compensation expense for stock options and employee stock purchase plan rights granted to employees based on the fair value of the equity instrument at the time of grant. We will be required to record these expenses beginning with the first quarter of the year ending December 31, 2006. The change in accounting rules may lead to a significant increase in our reported losses which may negatively impact our future stock price.

IF THE OWNERSHIP OF OUR COMMON STOCK CONTINUES TO BE HIGHLY CONCENTRATED, IT MAY PREVENT YOU AND OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY RESULT IN CONFLICTS OF INTEREST THAT COULD CAUSE OUR STOCK PRICE TO DECLINE.

As of October 3, 2005, our executive officers, directors and their affiliates beneficially own or control approximately 35.4% of the outstanding shares of our common stock (after giving effect to the exercise of all options and warrants held by them which are exercisable within sixty days of October 3, 2005). Accordingly, our current executive officers, directors and their affiliates will have substantial control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

WE MAY ISSUE PREFERRED STOCK IN THE FUTURE, AND THE TERMS OF THE PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

We are authorized to issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors will be able to determine the terms of preferred stock without further action by our stockholders. If we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

WE HAVE NOT, AND CURRENTLY DO NOT ANTICIPATE, PAYING DIVIDENDS ON OUR COMMON STOCK.

We have never paid any dividends on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and the expansion of our business.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will pay the costs of registering those shares. We will receive no proceeds from the sale of shares of common stock in this offering. However, we did receive $12,784,000 in gross cash proceeds from the sale of our common stock to investors that participated in our March 2004 financing and $565,385 in gross cash proceeds upon the exercise of warrants issued to these investors. We intend to continue to use the cash we received for general corporate and working capital purposes. We also may receive up to an additional $6,190,104 in gross cash proceeds upon the exercise of the remaining unexercised warrants listed in this prospectus.

                              SELLING STOCKHOLDERS

WE ARE REGISTERING FOR RESALE CERTAIN SHARES OF OUR COMMON STOCK.

The term "selling stockholder" includes the stockholders listed below and their transferees, pledgees, donees or other successors. Information concerning the selling stockholders may change after the date of this prospectus and changed information will be presented in a supplement or amendment to this prospectus if and when required.

Except as provided below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

Each of the selling stockholders that is affiliated with a registered broker-dealer purchased the shares offered by this prospectus in the ordinary course of business and had no understandings, directly or indirectly, with any person to distribute the shares at the time of purchase.

MARCH 2004 PRIVATE PLACEMENT PARTICIPANTS

Unless otherwise noted in the footnotes, the following table sets forth certain information as of March 30, 2005, with respect to selling stockholders involved in the March 2004 private placement of our common stock. This information is based upon information provided by the selling stockholders. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholders.

                                                 COMMON STOCK
                                                   ISSUED OR
                                                   ISSUABLE
                                                     UPON
                                       COMMON      EXERCISE OF                                 MAXIMUM
                                       STOCK      COMMON STOCK       TOTAL COMMON STOCK         SHARES       SHARES OF COMMON STOCK
                                    ACQUIRED IN    WARRANT(1)    BENEFICIALLY OWNED BEFORE     OFFERED         BENEFICIALLY OWNED
                                      OFFERING       NUMBER              OFFERING               HEREBY          AFTER OFFERING++
                                      --------       ------              --------               ------          ----------------
NAME OF SELLING STOCKHOLDER            NUMBER        NUMBER        NUMBER      PERCENTAGE+      NUMBER       NUMBER     PERCENTAGE+
Caduceus Capital II, L.P. (2)              --         41,000       41,000         *             41,000          --          *
UBS Eucalyptus Fund, L.L.C. (2)            --        100,000      100,000         *            100,000          --          *
PW Eucalyptus Fund, Ltd. (2)               --         12,000       12,000         *             12,000          --          *
HSR SHC Aggressive Fund (2)                --        139,115      139,115         *            139,115          --          *
Caduceus Capital Master Fund               --         92,500       92,500         *             92,500          --          *
Limited (2)                                                                                                                 *
Bridges & Pipes LLC (3)                    --        134,615      134,615         *            134,615          --          *
MFN LLC (4)                                --        384,615      384,615         1.0%         384,615          --          *
TCMP3 Partners (6)                         --         57,500       57,500         *             57,500          --          *
Crestview Capital Master LLC (7)           --        192,308      192,308         *            192,308          --          *
SF Capital Partners Ltd. (8)           51,423        307,692      359,115         *            359,115          --          *
North Sound Legacy Institutional           --         69,231       69,231         *             69,231          --          *
Fund LLC (9)                                                                                                                *
North Sound Legacy International           --        123,077      123,077         *            123,077          --          *
Ltd. (9)                                                                                                                    *
Bay Star Capital II, L.P. (10)             --         32,624       32,624         *             32,624          --          *
Seneca Capital International Ltd.     456,923        228,462      685,385         1.7%         685,385          --          *
(11)                                                                                                                        *
Seneca Capital L.P. (11)              235,384        117,692      353,076         *            353,076          --          *
SDS Capital Group SPC, Ltd. (12)           --        448,145      448,145         1.1%         384,615          --          *
RHP Master Fund Ltd. (13)             145,015        192,308      337,323         *            337,323          --          *
Ritchie Long/Short Trading Ltd. (14)       --        153,846      153,846         *            153,846          --          *
Focus Fund L.P. (15)                   52,923         38,462       91,385         *             91,385          --          *
Douglas Luce                          192,308         96,154      288,462         *            288,462          --          *
Alan Gibstein (55)                     38,461         19,231       57,692         *             57,692          --          *
Cindy Dolgin (16)                      76,923         38,462      761,385         1.9%         115,385     646,000          1.6%
Harold Levine (17)                    192,307         96,154      374,261         *            288,461      85,800          *
1996 Knobel Children's Investment      76,923         38,462      576,000         1.4%         115,385     460,615          1.2%
Trust (18)
Peter Knobel (19)                      76,923         38,462      576,000         1.4%         115,385     460,615          1.2%
Ronald Katz (20)                      200,000        100,000      901,300         2.3%         300,000     601,300          1.5%
J. Patterson McBaine (21)             100,000         50,000    1,523,076         3.8%         150,000          --          *
Gruber & McBaine International (22)   300,000        150,000      450,000         1.1%         450,000          --          *


                                                                 14





                                                 COMMON STOCK
                                                   ISSUED OR
                                                   ISSUABLE
                                                     UPON
                                       COMMON      EXERCISE OF                                 MAXIMUM
                                       STOCK      COMMON STOCK       TOTAL COMMON STOCK         SHARES       SHARES OF COMMON STOCK
                                    ACQUIRED IN    WARRANT(1)    BENEFICIALLY OWNED BEFORE     OFFERED         BENEFICIALLY OWNED
                                      OFFERING       NUMBER              OFFERING               HEREBY          AFTER OFFERING++
                                      --------       ------              --------               ------          ----------------
NAME OF SELLING STOCKHOLDER            NUMBER        NUMBER        NUMBER      PERCENTAGE+      NUMBER       NUMBER     PERCENTAGE+

Jon and Linda Gruber (21)             100,000         50,000    1,523,076         3.8%         150,000          --          *
Lagunitas Partners L.P. (22)          615,384        307,692      923,076         2.3%         923,076          --          *
Merlone Family Trust UTA              192,307         96,154      288,461         *            288,461          --          *
1/24/2000 (23)
Fusion Capital Fund II, LLC (24)           --        192,308      683,776         1.7%         192,308     491,468          *
Panacea Fund, LLC (25)                211,538        105,769      317,307         *            317,307          --          *
Devonshire & Associates, LLC (26)     153,846         76,923      230,769         *            230,769          --          *
Clarion Capital Corp. (27)            172,307         96,154      268,461         *            268,461          --          *
Morton A. Cohen Revocable Trust (27)   67,423         38,462      105,885         *            105,885          --          *
Amended and Restated Declaration
of Trust of Morton A. Cohen,
dated May 9, 2005 (27)                     --         57,693       57,693         *             57,693          --          *
Clarion Offshore Fund (27)                 --         57,693       57,693         *             57,693          --          *
D-W Investments, L.L.C. (28)           38,461         19,231      170,192         *             57,692     112,500          *
GGET, LLC (29)                        230,769        115,385      686,154         1.7%         346,154     340,000          *
Stephen S. Gladstone IRA (30)          38,461         19,231      761,154         1.9%          57,692     357,308          *
MW Crow Family, LP (31) (37)               --         99,978       99,978         *             99,978          --          *
David Fuchs (31) (32)                      --         15,380      149,995         *             15,380          --          *
Robert MacGregor (31) (33)                 --         15,380       15,380         *             15,380          --          *
Bradford E. Monks (31) (34)                --          3,845        3,845         *              3,845          --          *
Robert Yingling (31) (35)                  --          3,845        3,845         *              3,845          --          *
Richard Smithline (31) (36)                --         15,380       15,380         *             15,380          --          *
Burnham Hill Holdings LLC (38) (39)        --         96,969       96,969         *             96,969          --          *
Matthew Balk (38) (40)                     --         20,000       32,000         *             20,000      12,000          *
Eric T. Singer (38) (41)                   --        138,462      208,462         *            138,462      70,000          *
Hilary Bergman (38) (42)                   --         17,692       17,692         *             17,692          --          *
Bradley Reifler (38) (43)                  --         17,692       17,692         *             17,692          --          *
Irv Minnaker (44) (45)                     --         39,192      154,092         *             39,192     114,900          *
Lee Skoblow (44) (46)                      --         39,192      154,092         *             39,192     114,900          *
Myron A. Wick III (47)                 89,231         89,231      348,654         *            178,462     112,500          *
Rodman & Renshaw, LLC (48)                 --         21,154       21,154         *             21,154          --          *
Glenn Andrews (49)                         --         37,000       37,000         *             37,000          --          *
ViewTrade Financial (50)                   --            230          230         *                230          --          *
Robert Wasserman (51)                      --          1,096        1,096         *              1,096          --          *
Scott Schalk (52)                          --          1,096        1,096         *              1,096          --          *
Ark Financial Services (53)                            2,193        2,193         *              2,193          --          *
SBI Brightline VII LLC (54)                --         33,043       33,043         *             33,043          --          *
                                   ----------- -------------- ------------ -------------- ------------- ----------- ---------------
         Total                      4,105,240      5,432,862                                 9,538,102

* Less than one percent.

+ Percentage ownership based on 40,242,469 shares of common stock outstanding as of September 30, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to those shares.

++ Assumes the sale of all shares offered in this prospectus and no other purchases or sales of common stock.

(1) The selling stockholders (other than the placement agents and service providers discussed in this footnote and their assignees) were issued warrants in connection with purchases of common stock by them. The purchasers' warrants have an exercise price of $1.00 and are exercisable until five years after the date of issuance. The placement agents involved in the March 2004 financing - Glenn Andrews, Burnham Hill Partners, ViewTrade Financial, Duncan Capital Group, LLC, Rodman & Renshaw, LLC, Mr. Myron A. Wick, III, and World Link Asset Management -received warrants in connection with their services as placement agents. The placement agent warrants have an exercise price of $1.30 per share and expire between two to five years after the date of issuance. Burnham Hill Partners, Duncan Capital Group, LLC, World Link Asset Management and ViewTrade Financial have assigned all or portions of the warrants originally issued to them to certain of the other selling stockholders. See Notes 31, 38, 44 and 50. SBI Brightline VII LLC received a warrant for 150,000 shares of common stock, exercisable for $1.30 per share in settlement of claims made for services rendered in connection with the financing. See Note 54.

(2) Mr. Samuel D. Isaly possesses voting and investment control over the shares held by Caduceus Capital II, L.P., UBS Eucalyptus Fund, L.L.C., PW Eucalyptus Fund, Ltd., HFR SHC Aggressive Fund and Caduceus Capital Master Fund Limited. Mr. Isaly is the managing member of OrbiMed Advisors, LLC, a registered investment advisor. OrbiMed Advisors, LLC, serves as general partner and/or investment advisor to each of the aforementioned selling stockholders.

(3) Mr. David Fuchs, Managing Member of Bridges & Pipes LLC, possesses voting and investment power over the shares listed. In September 2005, the selling stockholder exercised the warrant with respect to 100,000 warrant shares listed in this prospectus.

(4) Messrs. Louis Ottimo, Anthony Ottimo, and Thomas Giugliano, Co-Managers of MFN LLC, share voting and investment control over the shares listed. MFN, LLC is an affiliate of Ehrenkrantz, King & Nussbaum, Inc., a registered broker-dealer and NASD member. In April 2005, the selling stockholder exercised the warrant with respect to 100,000 of the warrant shares listed in this prospectus.

(5) [Intentionally omitted.]

(6) Mr. Steven Slawson possesses voting and investment control over the shares held by TCMP3 Partners.

(7) Messrs. Stewart Flink, Robert Hoyt and Daniel Warsh, Co-Managing Members of Crestview Capital Master LLC, share voting and investment control over the shares held by Crestview Capital Master LLC. Mr. Flink is an affiliate of Dillon Capital, a registered broker-dealer. Messrs. Flink, Hoyt and Warsh each disclaim beneficial ownership over the shares held by the selling stockholder.

(8) Mr. Michael A. Roth and Mr. Brian J. Stark possess voting and investment control over the shares held by SF Capital Partners Ltd. Mr. Roth and Mr. Stark direct the management of Staro Asset Management, L.L.C., which acts as investment manager to SF Capital Partners, Ltd. The selling stockholder is an affiliate of Reliant Trading and Shepherd Trading Limited, each a registered broker-dealer.

(9) Mr. Thomas McAuley possesses voting and investment control over the shares held by North Sound Legacy Institutional Fund LLC and North Sound Legacy International, Ltd. Mr. McAuley is the Managing Member of North Sound Capital LLC, the investment advisor to each of the selling stockholders. Mr. McAuley disclaims beneficial ownership over the shares held by each of the selling stockholders.

(10) As of August 5, 2005, Mr. Lawrence Goldfarb possesses voting and investment control over the shares held by Bay Star Capital II, L.P. Mr. Goldfarb is the Managing Member of Bay Star Capital Management LLC, which is the General Partner of Bay Star Capital II, L.P. Mr. Goldfarb disclaims beneficial ownership over the shares listed. In August 2005, the selling stockholder transferred a warrant for 63,530 to SDS Capital Group SPC, Ltd. in connection with the resignation of Bay East L.P. from its operating role at the selling stockholder. Mr. Steve Derby is the General Partner of Bay East, L.P.

(11) Mr. Doug Hirsch possesses voting and investment control over the shares held by Seneca Capital International Ltd. and Seneca Capital L.P.

(12) Mr. Steve Derby, the Managing Member of SDS Management LLC, the investment advisor of SDS Capital Group SPC, Ltd., possesses voting and investment control over the shares held by SDS Capital Group SPC, Ltd. Mr. Derby disclaims beneficial ownership over the shares held by SDS Capital Group SPC, Ltd. In August 2005, Bay Star Capital II, L.P. transferred to the selling stockholder a warrant for 63,530 shares to the selling stockholder. See Footnote 10.

(13) RHP Master Fund, Ltd. is party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to the investment management agreement, Rock Hill Investment Management, L.P. possesses voting and investment control over the shares held by RHP Master Fund, Ltd. Mr. Wayne Bloch and Mr. Peter Lockhart together own all the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of the shares held by RHP Master Fund, Ltd.


(14) Mr. A.R. Thane Ritchie, President of Ritchie Capital Management, LLC., the sub-investment advisor to Ritchie Long/Short Trading Ltd., possesses voting and investment control over the shares listed. In September 2005, the selling stockholder exercised the warrant with respect to all warrant shares listed in this prospectus.

(15) Mr. Stefan W. Cobb, Managing Partner of Focus Fund L.P., possesses voting and investment control over the shares listed.

(16) Beneficial ownership includes 200,000 shares and 80,000 shares obtainable upon exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "OCTOBER 2003 PRIVATE PLACEMENT" below.

(17) Beneficial ownership includes 100,000 shares and 40,000 shares obtainable upon exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "OCTOBER 2003 PRIVATE PLACEMENT" below.

(18) Mr. Peter Knobel and Mr. Marc Solomon are trustees of the selling stockholder and share voting and investment control over the shares listed. Beneficial ownership includes 200,000 shares and 80,000 shares obtainable upon exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "OCTOBER 2003 PRIVATE PLACEMENT" below.

(19) Beneficial ownership includes 576,000 shares of common stock beneficially owned by the 1996 Knobel Children's Investment Trust, over which Mr. Knobel shares voting and investment control.

(20) Beneficial ownership includes 150,000 shares and 60,000 shares obtainable upon exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "OCTOBER 2003 PRIVATE PLACEMENT" below. Beneficial ownership also includes 179,600 shares beneficially owned by King Louie Enterprises LLC over which Mr. Katz possesses voting and investment control.

(21) Beneficial ownership includes 923,076 shares beneficially owned by Lagunitas Partners L.P. and 450,000 shares beneficially owned by Gruber & McBaine International, over which the selling stockholder possesses voting and investment control.

(22) Mr. J. Patterson McBaine is a partner of Gruber & McBaine Capital Management, which is the general partner of Lagunitas Partners, L.P. and attorney-in-fact for Gruber & McBaine International. Mr. Jon D. Gruber and Mr.
J. Patterson McBaine, Managers, and Mr. Eric B. Swergold, Member of Gruber & McBaine Capital Management, share voting and investment control over the shares held by Lagunitas Partners, L.P. and Gruber & McBaine International.

(23) Mr. Peter Merlone is the trustee of the selling stockholder and possesses voting and investment control over the shares listed. The selling stockholder took assignment of the 192,307 shares of common stock and the warrant to purchase 96,154 shares of common stock that were originally sold to Mr. Merlone.

(24) Mr. Steven G. Martin and Mr. Josh Scheinfeld, each a Managing Member of Fusion Capital Fund II LLC, share voting and investment power over the shares listed. The selling stockholder is a party to a common stock purchase agreement described in our annual report on Form 10-KSB for the year ended December 31, 2004.

(25) Mr. Michael S. Resnick, Executive Vice-President of William Harris Investors, Inc., the Manager of Panacea Fund LLC. and Mr. Fred Holubow and Mr. Charles Polsky, each a Fund Manager of Panacea Fund, LLC, share voting and investment control over the shares listed.

(26) Mr. Adrian Wilson, the Managing Member of Devonshire & Associates, LLC, possesses voting and investment control over the shares listed. The information in this prospectus with respect to this selling stockholder was provided by the selling stockholder as of April 28, 2004 and has not been updated.

(27) Mr. Morton A. Cohen possesses voting and investment control over the shares held by Clarion Capital Corp., Clarion Offshore Fund, the Morton A. Cohen Revocable Trust and the Amended and Restated Declaration of Trust of Morton A. Cohen dated May 9, 2005.

(28) Mr. Myron A. Wick III, Managing Member of D-W Investments, L.L.C., possesses voting and investment control over the shares held by the selling stockholder.

(29) Mr. Ralph S. Giorgio, Mr. Stephen S. Gladstone and Mr. John N. Giussis share voting and investment control over the shares held by the selling stockholder.

(30) Beneficial ownership includes 686,154 shares beneficially owned by GGET, LLC over which Mr. Gladstone shares voting and investment control.

(31) Duncan Capital LLC, a registered broker-dealer and NASD member, served as placement agent in connection with the sale by us of 1,538,075 shares of our common stock listed in this prospectus. As a placement fee, Duncan received a cash payment of $159,960 and a warrant to purchase 153,808 shares of common stock. Duncan subsequently assigned portions of that warrant to certain of the other selling stockholders as follows: a warrant to purchase 15,380 shares was assigned to Mr. David Fuchs; a warrant to purchase 3,845 shares was assigned to Mr. Bradford E. Monks; a warrant to purchase 15,380 shares was assigned to Mr. Robert MacGregor; a warrant to purchase 3,845 shares was assigned to Robert Yingling; a warrant to purchase 15,380 shares was assigned to Mr. Richard Smithline; and a warrant to purchase 99,978 shares was assigned to Duncan Capital Group LLC. Duncan Capital Group LLC assigned its warrant to purchase 99,978 shares to the MW Crow Family L.P.

(32) Mr. Fuchs is President of Duncan Capital LLC, a registered broker-dealer and NASD member. Mr. Fuchs took assignment of a warrant to purchase 15,380 shares of common stock from Duncan Capital LLC. See Note 31. In September 2005, the selling stockholder exercised the warrant with respect to 10,000 warrant shares listed in this prospectus. Beneficial ownership includes 134,615 warrants for the purchase of shares of common stock beneficially owned by Bridges & Pipes, LLC, over which Mr. Fuchs possesses voting and investment control. See
Note 3.

(33) Mr. MacGregor is the Senior Managing Director of Duncan Capital LLC, a registered broker-dealer and NASD member. Mr. MacGregor took assignment of a warrant to purchase 15,380 shares of common stock from Duncan Capital LLC. See
Note 31.

(34) Mr. Monks took assignment of a warrant to purchase 3,845 shares of common stock from Duncan Capital LLC. Mr. Monks is no longer a registered representative of Duncan Capital LLC, a registered broker-dealer and NASD member, and currently has no legal relationship with Duncan Capital, LLC. See
Note 31.

(35) Mr. Yingling took assignment of a warrant to purchase 3,845 shares of common stock from Duncan Capital LLC. Mr. Yingling is no longer a registered representative of Duncan Capital LLC, a registered broker-dealer and NASD member, and currently has no legal relationship with Duncan Capital, LLC. See
Note 31.

(36) Mr. Smithline took assignment of a warrant to purchase 15,380 shares of common stock from Duncan Capital LLC. Mr. Smithline exercised this warrant in full in September 2005. Mr. Smithline is no longer a registered representative of Duncan Capital LLC, a registered broker-dealer and NASD member, and currently has no legal relationship with Duncan Capital, LLC. See Note 31.

(37) MW Crow Family, LP took assignment of a warrant to purchase 99,978 shares of common stock from Duncan Capital LLC. Mr. Michael Crow is the General Partner of MW Crow Family, LP and possesses voting and investment control over the shares listed. Mr. Crow disclaims beneficial ownership over the shares held by MW Crow Family, LP. Mr. Crow is no longer a registered representative of Duncan Capital LLC, a registered broker-dealer and NASD member.

(38) Burnham Hill Partners, a division of Pali Capital, Inc., served as the placement agent in connection with the sale by us of 3,730,764 shares of our common stock included in this prospectus. In connection with the services performed by Burnham Hill Partners, Pali Capital, Inc. received a cash payment of $388,000 and a warrant to purchase 353,846 shares of common stock. Pali Capital, Inc. subsequently assigned portions of that warrant to certain of the selling stockholders as follows: a warrant to purchase 160,000 shares of common stock was assigned to Burnham Hill Holdings, LLC; a warrant to purchase 20,000 shares of common stock was assigned to Mr. Matthew Balk; a warrant to purchase 138,462 shares of common stock was assigned to Mr. Eric T. Singer; a warrant to purchase 17,692 shares of common stock was assigned to Mr. Hilary Bergman; and a warrant to purchase 17,692 shares of common stock was assigned to Mr. Bradley Reifler. Burnham Hill Partners is a division of Pali Capital, Inc., a registered broker-dealer and NASD member, and is therefore an affiliate of Pali Capital, Inc.

(39) Burnham Hill Holdings, LLC, took assignment of a warrant to purchase 160,000 shares of common stock from Pali Capital, Inc. See Note 37. The warrant was exercised in June 2004 pursuant to a net exercise provision of such warrant, and a total of 96,969 shares were issued. The balance of 63,031 shares were returned to us in payment of the exercise price. Ms. Cass Gunther Adelman, the Managing Member of Burnham Hill Holdings, LLC, possesses voting and investment control over the shares listed. Ms. Adelman's spouse, Mr. Jason Adelman, is the managing director of Burnham Hill Partners, a division of Pali Capital, Inc. Pali Capital, Inc. is a registered broker-dealer and NASD member, and Burnham Hill Holdings, LLC, is an affiliate of Pali Capital, Inc.

(40) Mr. Balk is an affiliate of Burnham Hill Partners, a division of Pali Capital, Inc, a registered-broker dealer and NASD member. Mr. Balk took assignment of a warrant to purchase 20,000 shares of common stock from Pali Capital, Inc. See Note 37. Beneficial ownership includes 12,000 shares obtainable upon the exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "OCTOBER 2003 PRIVATE PLACEMENT" below.

(41) Mr. Singer is a partner of Burnham Hill Partners, a division of Pali Capital, Inc., a registered-broker dealer and NASD member. Mr. Singer took assignment of a warrant to purchase 138,462 shares of common stock from Pali Capital, Inc. See Note 37. Beneficial ownership includes 50,000 shares and 20,000 shares obtainable upon the exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the October 2003 table below.

(42) Mr. Bergman is an officer of Pali Capital, Inc., a registered broker-dealer and NASD member. Mr. Bergman took assignment of a warrant to purchase 17,692 shares of common stock from Pali Capital, Inc. See Note 37.

(43) Mr. Reifler is an officer of Pali Capital, Inc., a registered broker-dealer and NASD member. Mr. Reifler took assignment of a warrant to purchase 17,692 shares of common stock from Pali Capital, Inc. See Note. 37.

(44) World Link Asset Management served as the placement agent in connection with the sale by us of 930,767 shares of our common stock included in this table. As a placement fee, World Link Asset Management received a cash payment of $96,800 and a warrant to purchase 78,384 shares of common stock. World Link Asset Management subsequently assigned all of that warrant to certain of the selling stockholders as follows: a warrant to purchase 39,192 shares of common stock was assigned to Mr. Irv Minnaker and a warrant to purchase 39,192 shares of common stock was assigned to Mr. Lee Skoblow. World Link Asset Management also served as the placement agent in connection with the sale by us of 1,000,000 shares of our common stock listed in the table entitled "OCTOBER 2003 PRIVATE PLACEMENT" below, as described in that table.

(45) Mr. Minnaker took assignment of a warrant to purchase 39,192 shares of common stock from World Link Asset Management. Beneficial ownership includes a warrant to purchase 32,400 shares of common stock, which shares are described in the table entitled "OCTOBER 2003 PRIVATE PLACEMENT" below.

(46) Mr. Skoblow took assignment of a warrant to purchase 39,192 shares of common stock from World Link Asset Management. Beneficial ownership includes a warrant to purchase 32,400 shares of common stock, which shares are described in the table entitled "OCTOBER 2003 PRIVATE PLACEMENT" below.

(47) Mr. Wick served as the placement agent in connection with the sale by us of 1,115,384 shares of our common stock included in this prospectus. As a placement fee, Mr. Wick received 89,231 shares of common stock and a warrant to purchase 89,231 shares of common stock. Beneficial ownership includes 170,192 shares of common stock beneficially owned by D-W Investments, LLC, over which Mr. Wick possesses sole voting and investment control. See Note 28.

(48) Rodman & Renshaw, LLC, a registered broker-dealer and NASD member, served as the placement agent in connection with the sale by us of 211,538 shares of our common stock included in this prospectus. As a placement fee, Rodman & Renshaw, LLC, received a cash payment of $27,500 and a warrant to purchase 21,154 shares of common stock. Mr. Thomas G. Pinou possesses voting and investment control over the shares beneficially owned by Rodman & Renshaw, LLC.

(49) Mr. Andrews served as a placement agent in connection with the sale by us of 500,001 shares our common stock listed in this prospectus. As a placement fee, Mr. Andrews received a cash payment of $32,500 and a warrant to purchase 37,000 shares of common stock. Mr. Andrews is an affiliate of Shemano Group, LLC, a registered-broker dealer.

(50) ViewTrade Financial, a registered broker-dealer, served as a placement agent in connection with the sale by us of 76,923 shares of our common stock listed in this prospectus. As a placement fee, ViewTrade Financial received a warrant to purchase 4,615 shares of common stock. ViewTrade Financial subsequently assigned portions of that warrant to certain of the other selling stockholders as follows: a warrant to purchase 1,096 shares was assigned to Mr. Robert Wasserman; a warrant to purchase 1,096 shares was assigned to Mr. Scott Schalk; and a warrant to purchase 2,193 shares was assigned to Ark Financial Services, Inc. Mr. James St. Clair, Bob Dombrowski, and Charlene Davidson share voting and investment control over the shares held by ViewTrade Financial.

(51) Mr. Wasserman took assignment of a warrant to purchase 1,096 shares of common stock from ViewTrade Financial, a registered broker-dealer. Mr. Wasserman is an officer of Sky Capital, LLC, a NASD registered broker-dealer.

(52) Mr. Schalk took assignment of a warrant to purchase 1,096 shares of common stock from ViewTrade Financial. Mr. Schalk is a registered representative for Dawson James Securities, Inc., a registered NASD broker-dealer.

(53) The selling stockholder took assignment of a warrant to purchase 2,193 shares of common stock from ViewTrade Financial. Mr. Robert D. Keyser, Jr., and Mr. Albert J. Poliak possess voting and investment control over the shares held by the selling stockholder. The selling stockholder is an affiliate of ViewTrade Financial, a registered broker-dealer.

(54) The warrant exercisable for 150,000 shares was exercised by SBI Brightline VII LLC in 2004. 116,957 of the shares subject to the warrant have been sold, and the remaining 33,043 are listed in this prospectus. Mr. Shelly Singhal possesses voting and investment control over the securities held by SBI Brightline VII LLC. Mr. Singhal is the owner of SBI USA LLC, a division of First Securities USA, Inc., a registered broker-dealer and NASD member, and are therefore affiliates of First Securities USA, Inc.

(55) In September 2005, the selling stockholder exercised the warrant with respect to all warrant shares listed in this prospectus.

OCTOBER 2003 PRIVATE PLACEMENT PARTICIPANTS

The following table sets forth certain information as of March 30, 2005, with respect to the selling stockholders involved in the October 2003 private placement of our common stock. This information is based upon information provided by the selling stockholders. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholders.

                                           COMMON STOCK
                                            ISSUED OR
                                            ISSUABLE
                                              UPON
                                COMMON      EXERCISE OF                               MAXIMUM
                                 STOCK        COMMON       TOTAL COMMON STOCK          SHARES       SHARES OF COMMON STOCK
                               ACQUIRED       STOCK        BENEFICIALLY OWNED         OFFERED         BENEFICIALLY OWNED
                              IN OFFERING    WARRANT         BEFORE OFFERING           HEREBY          AFTER OFFERING++
NAME OF SELLING STOCKHOLDER     NUMBER       NUMBER(1)     NUMBER      PERCENTAGE+     NUMBER        NUMBER     PERCENTAGE+
---------------------------     ------       ---------     ------      -----------     ------        ------     -----------
Cindy Dolgin (2)                 200,000        80,000       761,385       1.9%        280,000        481,385       1.2%
Peter Knobel (3)                 200,000        80,000       576,000       1.4%        280,000        296,000       *
1996 Knobel Children's           200,000        80,000       576,000       1.4%        280,000        296,000       *
Trust (4)
Ronald Katz (5)                  150,000        60,000       901,300       2.3%        210,000        691,300       1.7%
Harold Levine (6)                100,000        40,000       374,261       *           140,000        234,261       *
Eric T. Singer (7)                50,000        20,000       208,462       *            70,000        138,462       *
Matthew Balk  (8)                     --        12,000        32,000       *            12,000         20,000       *
Jason Adelman (9)                 50,000        20,000        70,000       *            70,000             --       *
Charles T. Close                  50,000        20,000        70,000       *            70,000             --       *
David Shorr (14)                  50,000        20,000        70,000       *            70,000             --       *
John Hagenbuch (10)            1,322,200       528,880     3,819,852       9.5%      1,851,080      1,968,772       4.9%
Lee Skoblow (11) (12)                 --        32,400       154,092       *            32,400        121,692       *
Irv Minnaker (11) (13)                --        32,400       154,092       *            32,400        121,692       *
                             ------------ ------------- ------------- ------------ ------------- ------------- -------------
         Total                 2,372,200     1,025,680                               3,397,880

* Less than one percent.

+ Percentage ownership based on 40,242,469 shares of common stock outstanding as of September 30, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to those shares.

++ Assumes the sale of all shares offered in this prospectus and no other purchases or sales of common stock.

(1) The selling stockholders (other than Mr. Irv Minnaker and Mr. Lee Skoblow) were issued these warrants in connection with purchases of common stock by them. Irv Minnaker and Lee Skoblow were assigned a warrant by World Link Asset Management. The warrant issued to World Link Asset Management, and assigned equally to Irv Minnaker and Lee Skoblow, was issued to purchase 6% of the shares of common stock sold in the October 2003 financing to investors introduced to us by World Link Asset Management. All of the warrants have an exercise price of $1.00 and are exercisable until October 31, 2006.

(2) Beneficial ownership includes 76,923 shares and 38,462 shares obtainable upon exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "MARCH 2004 PRIVATE PLACEMENT PARTICIPANTS" above.

(3) Beneficial ownership includes 576,000 shares of common stock beneficially owned by the 1996 Knobel Children's Investment Trust, over which Mr. Peter Knobel shares voting and investment control.

(4) Mr. Peter Knobel and Mr. Marc Solomon are trustees of the selling stockholder and share voting and investment control over the shares listed. Beneficial ownership includes 76,923 shares and 38,462 shares obtainable upon exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "MARCH 2004 PRIVATE PLACEMENT PARTICIPANTS" above.

(5) Beneficial ownership includes 200,000 shares and 100,000 shares obtainable upon exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "MARCH 2004 PRIVATE PLACEMENT PARTICIPANTS" above. Beneficial ownership also includes 179,600 shares beneficially owned by King Louie Enterprises LLC over which Mr. Richard Katz possesses voting and investment control.

(6) Beneficial ownership includes 192,307 shares and 96,154 shares obtainable upon exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "MARCH 2004 PRIVATE PLACEMENT PARTICIPANTS" above.

(7) Beneficial ownership includes 138,462 shares obtainable upon exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "MARCH 2004 PRIVATE PLACEMENT PARTICIPANTS" above.

(8) Beneficial ownership includes 20,000 shares obtainable upon the exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the table entitled "MARCH 2004 PRIVATE PLACEMENT PARTICIPANTS" above.

(9) Beneficial ownership includes 96,969 shares of common stock beneficially owned by Burnham Hill Holdings, LLC, over which Mr. Jason Adelman's spouse, Ms. Cass Gunther Adelman, possesses voting and investment control, which shares are described in the table entitled "MARCH 2004 PRIVATE PLACEMENT PARTICIPANTS" above.

(10) Beneficial ownership includes 200,000 shares subject to immediately exercisable warrants issued to the selling stockholder, which shares are not included in this prospectus. John J. Hagenbuch is the trustee of the selling stockholder and has sole voting and investment power with respect to the securities offered in this prospectus. Mr. Hagenbuch is the beneficial owner of approximately 9.5% of our shares. The shares beneficially owned by Mr. Hagenbuch include 1,758,772 shares held by Jackson St. Partners and 10,000 shares held by Mr. Hagenbuch's minor children, for which Mr. Hagenbuch may be deemed to share voting and investment control with his spouse. Mr. Hagenbuch's spouse is the sister of John F. Steel IV, our Chairman and Chief Executive Officer. The ownership information for the selling stockholder in this table with respect to those shares held by Jackson St. Partners is based solely on information disclosed on Schedule 13D, as amended, under the Securities Exchange Act of 1934. In October 2003, 1,022,200 of the shares of common stock and 408,880 of the shares subject to the warrant included in this offering were issued to the selling stockholder in exchange for the cancellation of two promissory notes held by the selling stockholder with an aggregate principal and interest balance of $511,100.

(11) World Link Asset Management served as the placement agent in connection with the sale by us of 1,000,000 shares of our common stock listed in this table. The warrant issued to World Link Asset Management represents 6% of the shares sold to investors listed in this table and introduced to us by World Link Asset Management. The warrant issued to World Link Asset Management was distributed equally to Mr. Lee Skoblow and Mr. Irv Minnaker at the time of World Link Asset Management's dissolution. World Link Asset Management also served as the placement agent in connection with the sale by us of 930,767 shares of our common stock listed in the table entitled "MARCH 2004 PRIVATE PLACEMENT PARTICIPANTS" above.

(12) Lee Skoblow took assignment of a warrant to purchase 39,192 shares of common stock obtainable upon the exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the March 2004 table above.

(13) Irv Minnaker took assignment of a warrant to purchase 39,192 shares of common stock obtainable upon the exercise of a warrant exercisable within 60 days of March 30, 2005, which shares are described in the March 2004 table above.

(14) The information in this prospectus with respect to this selling stockholder was provided by the selling stockholder as of April 28, 2004 and has not been updated.

STRATEGIC GROWTH INTERNATIONAL, INC.

The following table sets forth certain information as of March 30, 2005, with respect to Strategic Growth International, Inc., to which we issued warrants to purchase an aggregate of 600,000 shares of common stock in consideration for investor relations consulting services. This information is based upon information provided by the selling stockholder. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, the stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

                                                 COMMON STOCK
                                                   ISSUED OR
                                                   ISSUABLE
                                                     UPON                                       MAXIMUM
                                  COMMON STOCK    EXERCISE OF       TOTAL COMMON STOCK          SHARES       SHARES OF COMMON STOCK
                                  ACQUIRED IN    COMMON STOCK       BENEFICIALLY OWNED          OFFERED        BENEFICIALLY OWNED
                                    OFFERING      WARRANT (1)         BEFORE OFFERING           HEREBY          AFTER OFFERING++
                                    --------      -----------         ---------------           ------          ----------------
NAME OF SELLING STOCKHOLDER          NUMBER         NUMBER         NUMBER       PERCENTAGE      NUMBER        NUMBER     PERCENTAGE
Strategic Growth                       --           253,334        253,334          *          253,334          --            *
International, Inc. (2)
Richard E. Cooper (3)                  --            80,000         80,000          *           80,000          --            *
Stanley Altschuler (4)                 --            80,000         80,000          *           80,000          --            *
Jennifer Zimmons (5)                   --            15,000         31,250          *           15,000        16,250          *

* Less than one percent.

+ Percentage ownership based on 40,242,469 shares of common stock outstanding as of September 30, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to those shares.

++ Assumes the sale of all shares offered in this prospectus and no other purchases or sales of common stock.

(1) The selling stockholder was granted 600,000 warrants in connection with investor relations and other consulting services performed for us. 200,000 of the warrants have an exercise price of $0.60 per share and are exercisable until January 30, 2009; 200,000 of the warrants have an exercise price of $0.60 and are exercisable until May 25, 2009; and 200,000 of the warrants have an exercise price of $0.75 and are exercisable until May 25, 2009. Prior to March 30, 2005, the selling stockholder exercised 266,666 warrants at an exercise price of $0.60 per share and 80,000 warrants at an exercise price of $0.75, for a total of 346,666 shares of common stock. Of the shares exercised, it assigned 80,000 shares to Richard E. Cooper, 80,000 shares to Stanley Altschuler, and 60,000 shares to Jennifer Zimmons. See footnotes (3), (4) and (5) below.

(2) Mr. Stanley Altschuler and Mr. Richard E. Cooper share voting and investment control over the shares held by Strategic Growth International, Inc.

(3) Mr. Richard E. Cooper, an officer of Strategic Growth International, Inc., took assignment of 80,000 shares of common stock from Strategic Growth International, Inc.

(4) Mr. Stanley Altschuler, an affiliate of Strategic Growth International, Inc., took assignment of 80,000 shares of common stock from Strategic Growth International, Inc.

(5) Ms. Jennifer Zimmons, an affiliate of Strategic Growth International, Inc., took assignment of 60,000 shares of common stock from Strategic Growth International, Inc., 45,000 of which have been sold. Beneficial ownership includes 16,250 shares obtainable upon exercise of an option exercisable within 60 days of March 30, 2005.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares included in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        settlement of short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

                            DESCRIPTION OF SECURITIES


The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our articles of incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, articles of incorporation and bylaws. Our articles of incorporation and bylaws have been filed with the Commission as exhibits to this registration statement of which this prospectus forms a part. Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001. As of September 30, 2005, 40,242,469 shares of our common stock were issued and outstanding. This excludes an aggregate of approximately 12.9 million shares of common stock reserved for issuance upon exercise of stock options and warrants.

OUR COMMON STOCK

Our common stock is publicly traded on the American Stock Exchange. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. All shares of our common stock rank equally as to voting and all other matters. Subject to the prior rights of holders of preferred stock, if any, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for payment. These dividends may be paid in cash, property or shares of common stock. The shares of common stock have no pre-emptive or conversion rights, no redemption or sinking fund provisions and are not liable for further call or assessment.

OUR "BLANK CHECK" PREFERRED STOCK

The term "blank check" refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders and the terms, rights and features of the series of which are determined by our board of directors from time to time. The authorization of this blank check preferred stock permits our board of directors to authorize and issue preferred stock from time to time in one or more series. Subject to our articles of incorporation, and the limitations prescribed by law or any stock exchange or national securities association trading system on which our securities may then be listed, the board of directors is expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case without any further action or vote by the stockholders. Our board of directors is required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of our company and its stockholders.

The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

               LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

         o acts or omissions of the director finally adjudged to be misconduct or a knowing violation of law; or

         o        unlawful distributions; or

         o any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our articles of incorporation also provide that the liability of our directors and officers for monetary damages is eliminated to the fullest extent permissible under Nevada law.

Our bylaws provide that we will indemnify our officers and directors for expenses and liabilities, including counsel fees, reasonably incurred or imposed in connection with any proceeding to which they may be a party or in which they may become involved by reason of being or having been directors or officers of ours, except in such cases where the director or officer is adjudged guilty of willful misfeasance or malfeasance in the performance of his or her duties. In the event of a settlement, the indemnification described above will apply only when our board of directors approves the settlement and reimbursement as being in our best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We also maintain directors' and officers' liability insurance as permitted by our bylaws.

                                  LEGAL MATTERS

Legal matters in connection with the validity of the shares of common stock offered hereby have been passed upon for us by Sheppard, Mullin, Richter & Hampton LLP.

                                     EXPERTS

The financial statements as of December 31, 2004 and 2003, and for the years then ended and for the period from August 21, 1998 (date of inception) to December 31, 2004 incorporated in this prospectus by reference from our Annual Report on Form 10-KSB/A have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to the restatement of the financial statements and to a subsequent event relating to our ability to continue as a going concern), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a Post-Effective Amendment No. 2 to our registration statement on Form S-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us, please review the registration statement, including exhibits, schedules and reports filed as a part of the registration statement. Statements in this prospectus about the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of contracts or other documents but are not necessarily complete. The registration statement, including the exhibits and schedules, may be inspected without charge at the principal office of the public reference facilities maintained by the Securities and Exchange Commission at Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC, including our company. Additional information about us can be obtained from our Internet website at http://www.microislet.com. The content of this website does not constitute part of this prospectus.

The SEC allows us to "incorporate by reference" certain of the information required by this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below:

         o Annual report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2004;

         o Quarterly reports on Form 10-QSB, for the periods ended March 31, 2005, as amended, June 30, 2005 and September 30, 2005;

         o Current reports on Form 8-K filed February 24, 2005, March 1, 2005, March 3, 2005, as amended, March 29, 2005, April 22, 2005, as amended June 22, 2005, June 22, 2005, June 28, 2005,
                  July 13, 2005, August 9, 2005, August 30, 2005, as amended, September 29, 2005, September 30, 2005, November 17, 2005 and November 23, 2005; and

         o        Registration Statement on Form 8-A filed May 27, 2004.


Upon receipt of an oral or written request we will provide, free of charge, to any person to whom a prospectus is delivered, a copy of any or all of information that has been incorporated by reference in the prospectus but not delivered with the prospectus, other than the exhibits to those documents. You may request a copy of these filings by writing us at the following address:
William G. Kachioff, Vice President, Finance and Chief Financial Officer, MicroIslet, Inc., 6370 Nancy Ridge Drive, Suite 112, San Diego, California 92121, or by telephoning us at (858) 657-0287.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.


This prospectus is accompanied by our Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2004 and a Quarterly Report on Form 10-QSB, for the quarterly period ended September 30, 2005.


                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," or "should" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" and other sections of this prospectus, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:


SEC Registration Fee.............................................  $   5,908.59

Accounting Fees and Expenses (1).................................  $  12,000.00

Legal Fees and Expenses (1)......................................  $ 128,000.00

Miscellaneous (1)................................................  $   4,091.41

Total............................................................  $ 150,000.00

-------------
(1) Includes estimated expenses in connection with the preparation and filing of (a) the Registration Statement on Form S-2 (File No. 333-116033), which was originally filed on May 28, 2004, (b) the Registration Statement on Form SB-2 (File No. 333-110242), which was originally filed on November 4, 2003, (c) Post-Effective Amendment No. 1 filed on April 22, 2005,
     (d) Post-Effective Amendment No. 2 filed on October 26, 2005 and
     (e) this Post-Effective Amendment No. 3.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of the Registrant. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

         (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

         (b)      unlawful distributions; or

         (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Registrant's Articles of Incorporation also provide that the liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

The Registrant's Bylaws provide that it will indemnify its officers and directors for expenses and liabilities, including counsel fees, reasonably incurred or imposed in connection with any proceeding to which he or she may be a party or in which he or she may become involved by reason of being or having been directors or officers of MicroIslet, except in such cases where the director or officer is adjudged guilty of willful misfeasance or malfeasance in the performance of his or her duties. In the event of a settlement, the indemnification described herein will apply only when the Board of Directors of the Registrant approves such settlement and reimbursement as being in the best interests of the Registrant.

The Registrant also maintains directors' and officers' liability insurance as permitted by its Bylaws.

ITEM 16.  EXHIBITS

       Exhibit No.  Document Description
       -----------  --------------------

          4.1 Specimen Common Stock Certificate (incorporated by reference to the Registrant's Amendment No. 1 to Registration Statement on Form SB-2 filed with the Commission on November 20, 2002).

          5.1       Opinion of Sheppard, Mullin, Richter & Hampton LLP.(2)

          10.1 Amended and Restated 2000 Stock Option Plan of the Registrant, as amended and restated January 30, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.2 Form of Stock Option Grant Notice and Stock Option Agreement under 2000 Stock Option Plan (incorporated by reference to
                    Exhibit 10.2 to the Registrant's Form 10-KSB filed
                    March 30, 2005).

          10.3 Investment Banking Agreement dated October 22, 2001 by and between MicroIslet of Delaware and ASA Investment Company, as amended (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.4 License and Sponsored Research Agreement dated September 15, 1998 by and between MicroIslet of Delaware and Duke University (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

          10.5 Amendment to License and Sponsored Research Agreement dated February 5, 1999 by and between MicroIslet of Delaware and Duke University (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

          10.6 Research Service Agreement dated November 20, 2002 between the Registrant and The Governors of the University of Alberta (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

          10.7 Research Funding and Option Agreement dated February 20, 2003 by and between the Registrant and the Scripps Research Institute, a California nonprofit public benefit corporation (incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed on March 28, 2003).+

          10.8 Standard Industrial/Commercial Multi-Tenant Lease dated July 3, 2002 by and between the Registrant and Nancy Ridge Technology Center, L.P. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.9 First Amendment dated February 17, 2005 to the Lease dated July 3, 2002 between the Registrant and Nancy Ridge Technology Center, L.P. (incorporated by reference to the Registrant's Form 8-K filed February 24, 2005).

          10.10 Warrant Agreement (incorporated by reference to the Registrant's Current Report on Form 8-K dated March 1, 2002 and filed with the Commission on March 6, 2002).

          10.11 Class A Warrant Certificate dated April 2, 2002, issued to Donald G. Saunders (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.12 Class B Warrant Certificate dated April 2, 2002, issued to Donald G. Saunders (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

       Exhibit No.  Document Description
       -----------  --------------------

          10.13 Class A Warrant Certificate dated April 2, 2002, issued to Thomas K. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.14 Class B Warrant Certificate dated April 2, 2002, issued to Thomas K. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.15 Class A Warrant Certificate dated April 2, 2002, issued to Mark C. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.16 Class B Warrant Certificate dated April 2, 2002, issued to Mark C. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.17 Employment Agreement between MicroIslet of Delaware and Hartoun Hartounian dated June 23, 2000 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.18 Amendment Agreement dated January 30, 2004 to Employment Agreement between MicroIslet of Delaware and Hartoun Hartounian dated June 23, 2000 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.19 Employment Agreement between the Registrant and William Kachioff dated May 1, 2002 (incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed on March 28, 2003).

          10.20 Amendment Agreement dated January 30, 2004 to Employment Agreement between the Registrant and William Kachioff dated May 1, 2002 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.21 Common Stock Purchase Agreement, dated as of April 1, 2003 between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to the Registrant's Current Report on Form 8-K dated and filed on April 2, 2003).

          10.22 Registration Rights Agreement, dated as of April 1, 2003 between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to the Registrant's Current Report on Form 8-K dated and filed on April 2, 2003).

          10.23 120 Day Note, dated April 11, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.18 to the Registrant's Form SB-2 filed April 15, 2003).

          10.24 Warrant Agreement, dated April 11, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit
                    10.19 to the Registrant's Form SB-2 filed April 15, 2003).

          10.25 120 Day Note, dated May 12, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed May 13, 2003).

          10.26 Warrant Agreement, dated May 12, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed May 13, 2003).

          10.27 Amendment to 120 Day note, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed August 28, 2003).

       Exhibit No.  Document Description
       -----------  --------------------

          10.28 Warrant Amendment, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed August 28, 2003).

          10.29 Amendment to 120 Day note, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.3 to the Registrant's Form 8-K filed August 28, 2003).

          10.30 Warrant Amendment, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.4 to the Registrant's Form 8-K filed August 28, 2003).

          10.31 Form of Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on September 11, 2003).

          10.32 Amended and Restated Securities Purchase Agreement dated October 31, 2003 between the Registrant and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed November 3, 2003).

          10.33 Form of Warrant dated October 31, 2003 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed November 3, 2003).

          10.34 Form of Special Stock Option used in connection with option grants outside of Registrant's stock option plans (incorporated by reference to the Registrant's Registration Statement on Form S-8 filed September 26, 2003).

          10.35 Special Stock Option granted to Robert W. Anderson on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.36 Special Stock Option granted to James R. Gavin III on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.37 Special Stock Option granted to Steven T. Frankel on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.38 Form of Securities Purchase Agreement dated as of March 16, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.39 Form of Warrant Agreement dated as of March 16, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.40 Table of Special Stock Options granted outside of Registrant's Stock Option plans (incorporated by reference to Exhibit 10.44 to the Registrant's Form 10-KSB filed March 30, 2005).

          10.41 Warrant Agreement, dated January 30, 2004, between the Registrant and Strategic Growth International, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-QSB filed May 13, 2004).

          10.42 Warrant Agreement, dated April 1, 2004, between the Registrant and BetaDynamics, LLC (incorporated by reference to the Registrant's Form S-2 filed May 28, 2004).

          10.43 Warrant Agreement, dated April 1, 2004, between the Registrant and SBI Brightline VII, LLC (incorporated by reference to the Registrant's Form S-2 filed May 28, 2004).

       Exhibit No.  Document Description
       -----------  --------------------

          10.44 Warrant Agreement, dated May 25, 2004, between the Registrant and Strategic Growth International, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-QSB filed August 13, 2004).

          10.45 MicroIslet Inc. Executive Performance Cash Bonus Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-QSB/A filed February 15, 2005).

          10.46 Summary Sheet of Director and Executive Officer Compensation (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-QSB filed September 27, 2005).

          10.47 Short Term Supply Agreement dated February 23, 2005 between the Registrant and Mayo Foundation for Medical Education and Research (incorporated by reference to the Registrant's Form 8-K/A filed on March 29, 2005). +

          10.48 Undertaking to Repay Costs dated April 21, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-QSB filed September 27, 2005).

          10.49 Amendment Agreement with Hartoun Hartounian, Ph.D., dated June 16, 2005 (incorporated by reference to the Registrant's Form 8-K filed June 22, 2005).

          10.50 Amendment Agreement with William G. Kachioff dated June 16, 2005 (incorporated by reference to the Registrant's Form 8-K filed June 22, 2005).

          10.51     2005 Equity Incentive Plan of the Registrant. (1)

          10.52 System lease dated August 23, 2005 between the Registrant and Beckman Coulter Corporation.(1)

          13.1 Registrant's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004 filed on September 27, 2005.

          13.2 Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 filed on November 15, 2005.

          21.1 List of Subsidiaries (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          23.1 Consent of Sheppard, Mullin, Richter & Hampton LLP (reference is made to Exhibit 5.1).

          23.2      Consent of Deloitte & Touche LLP. (1)

          24.1 Power of Attorney for Robert W. Anderson, M.D., James R. Gavin III, M.D., Ph.D., Steven T. Frankel, Cynthia Ekberg Tsai and Myron A. Wick III. (2)


(1) Filed herewith.

(2) Previously filed.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 17. UNDERTAKINGS

(a) The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 23rd day of November, 2005.


                                           MICROISLET, INC.

                                           /s/ John F. Steel IV
                                           -------------------------------------
                                           John F. Steel IV
                                           Chairman and Chief Executive Officer
                                           (Principal Executive Officer)



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                       Title                                       Date
---------                                                       -----                                       ----
/s/ John F. Steel IV                            Chairman and Chief Executive Officer              November 23, 2005
------------------------------------            (Principal Executive Officer)
John F. Steel IV

/s/ William G. Kachioff                         Vice President, Finance and Chief Financial       November 23, 2005
------------------------------------            Officer (Principal Financial and Accounting
William G. Kachioff                             Officer)

/s/ Hartoun Hartounian, Ph.D.                   President, Chief Operating Officer and Director   November 23, 2005
------------------------------------
Hartoun Hartounian, Ph.D.

          *                                     Vice Chairman and Director                        November 23, 2005
------------------------------------
Myron A. Wick III

          *                                     Director                                          November 23, 2005
------------------------------------
Robert W. Anderson, M.D.

          *                                     Director                                          November 23], 2005
------------------------------------
James R. Gavin III, M.D., Ph.D.

          *                                     Director                                          November 23, 2005
------------------------------------
Steven T. Frankel

                                                Director                                          November 23, 2005
------------------------------------
John J. Hagenbuch

                                                Director                                          November 23, 2005
------------------------------------
Bradley A. Geier


* Executed on his behalf by John F. Steel IV, as attorney-in-fact.


                                                         II-7

                                  EXHIBIT INDEX

       Exhibit No.  Document Description
       -----------  --------------------

          4.1 Specimen Common Stock Certificate (incorporated by reference to the Registrant's Amendment No. 1 to Registration Statement on Form SB-2 filed with the Commission on November 20, 2002).

          5.1       Opinion of Sheppard, Mullin, Richter & Hampton LLP.(2)

          10.1 Amended and Restated 2000 Stock Option Plan of the Registrant, as amended and restated January 30, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.2 Form of Stock Option Grant Notice and Stock Option Agreement under 2000 Stock Option Plan (incorporated by reference to
                    Exhibit 10.2 to the Registrant's Form 10-KSB filed
                    March 30, 2005).

          10.3 Investment Banking Agreement dated October 22, 2001 by and between MicroIslet of Delaware and ASA Investment Company, as amended (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.4 License and Sponsored Research Agreement dated September 15, 1998 by and between MicroIslet of Delaware and Duke University (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

          10.5 Amendment to License and Sponsored Research Agreement dated February 5, 1999 by and between MicroIslet of Delaware and Duke University (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

          10.6 Research Service Agreement dated November 20, 2002 between the Registrant and The Governors of the University of Alberta (incorporated by reference to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 filed with the Commission on February 10, 2003).

          10.7 Research Funding and Option Agreement dated February 20, 2003 by and between the Registrant and the Scripps Research Institute, a California nonprofit public benefit corporation (incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed on March 28, 2003).+

          10.8 Standard Industrial/Commercial Multi-Tenant Lease dated July 3, 2002 by and between the Registrant and Nancy Ridge Technology Center, L.P. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.9 First Amendment dated February 17, 2005 to the Lease dated July 3, 2002 between the Registrant and Nancy Ridge Technology Center, L.P. (incorporated by reference to the Registrant's Form 8-K filed February 24, 2005).

          10.10 Warrant Agreement (incorporated by reference to the Registrant's Current Report on Form 8-K dated March 1, 2002 and filed with the Commission on March 6, 2002).

          10.11 Class A Warrant Certificate dated April 2, 2002, issued to Donald G. Saunders (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.12 Class B Warrant Certificate dated April 2, 2002, issued to Donald G. Saunders (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.13 Class A Warrant Certificate dated April 2, 2002, issued to Thomas K. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.14 Class B Warrant Certificate dated April 2, 2002, issued to Thomas K. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

       Exhibit No.  Document Description
       -----------  --------------------

          10.15 Class A Warrant Certificate dated April 2, 2002, issued to Mark C. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.16 Class B Warrant Certificate dated April 2, 2002, issued to Mark C. Russell (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          10.17 Employment Agreement between MicroIslet of Delaware and Hartoun Hartounian dated June 23, 2000 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.18 Amendment Agreement dated January 30, 2004 to Employment Agreement between MicroIslet of Delaware and Hartoun Hartounian dated June 23, 2000 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.19 Employment Agreement between the Registrant and William Kachioff dated May 1, 2002 (incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed on March 28, 2003).

          10.20 Amendment Agreement dated January 30, 2004 to Employment Agreement between the Registrant and William Kachioff dated May 1, 2002 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.21 Common Stock Purchase Agreement, dated as of April 1, 2003 between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to the Registrant's Current Report on Form 8-K dated and filed on April 2, 2003).

          10.22 Registration Rights Agreement, dated as of April 1, 2003 between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to the Registrant's Current Report on Form 8-K dated and filed on April 2, 2003).

          10.23 120 Day Note, dated April 11, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.18 to the Registrant's Form SB-2 filed April 15, 2003).

          10.24 Warrant Agreement, dated April 11, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit
                    10.19 to the Registrant's Form SB-2 filed April 15, 2003).

          10.25 120 Day Note, dated May 12, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed May 13, 2003).

          10.26 Warrant Agreement, dated May 12, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13, 1995 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed May 13, 2003).

          10.27 Amendment to 120 Day note, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed August 28, 2003).

          10.28 Warrant Amendment, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed August 28, 2003).

       Exhibit No.  Document Description
       -----------  --------------------

          10.29 Amendment to 120 Day note, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.3 to the Registrant's Form 8-K filed August 28, 2003).

          10.30 Warrant Amendment, dated August 26, 2003 between the Registrant and John J. Hagenbuch, Trustee U/D/T dated September 13,1995 (incorporated by reference to Exhibit 10.4 to the Registrant's Form 8-K filed August 28, 2003).

          10.31 Form of Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on September 11, 2003).

          10.32 Amended and Restated Securities Purchase Agreement dated October 31, 2003 between the Registrant and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed November 3, 2003).

          10.33 Form of Warrant dated October 31, 2003 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed November 3, 2003).

          10.34 Form of Special Stock Option used in connection with option grants outside of Registrant's stock option plans (incorporated by reference to the Registrant's Registration Statement on Form S-8 filed September 26, 2003).

          10.35 Special Stock Option granted to Robert W. Anderson on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.36 Special Stock Option granted to James R. Gavin III on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.37 Special Stock Option granted to Steven T. Frankel on November 10, 2003 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.38 Form of Securities Purchase Agreement dated as of March 16, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.39 Form of Warrant Agreement dated as of March 16, 2004 (incorporated by reference to the Registrant's Form 10-KSB filed with the Commission on March 30, 2004).

          10.40 Table of Special Stock Options granted outside of Registrant's Stock Option plans (incorporated by reference to Exhibit 10.44 to the Registrant's Form 10-KSB filed March 30, 2005).

          10.41 Warrant Agreement, dated January 30, 2004, between the Registrant and Strategic Growth International, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-QSB filed May 13, 2004).

          10.42 Warrant Agreement, dated April 1, 2004, between the Registrant and BetaDynamics, LLC (incorporated by reference to the Registrant's Form S-2 filed May 28, 2004).

          10.43 Warrant Agreement, dated April 1, 2004, between the Registrant and SBI Brightline VII, LLC (incorporated by reference to the Registrant's Form S-2 filed May 28, 2004).

          10.44 Warrant Agreement, dated May 25, 2004, between the Registrant and Strategic Growth International, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-QSB filed August 13, 2004).

          10.45 MicroIslet Inc. Executive Performance Cash Bonus Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-QSB/A filed February 15, 2005).

          10.46 Summary Sheet of Director and Executive Officer Compensation (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-QSB filed September 27, 2005.

       Exhibit No.  Document Description
       -----------  --------------------

          10.47 Short Term Supply Agreement dated February 23, 2005 between the Registrant and Mayo Foundation for Medical Education and Research (incorporated by reference to the Registrant's Form 8-K/A filed on March 29, 2005). +

          10.48 Undertaking to Repay Costs dated April 21, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-QSB filed September 27, 2005).

          10.49 Amendment Agreement with Hartoun Hartounian, Ph.D., dated June 16, 2005 (incorporated by reference to the Registrant's Form 8-K filed June 22, 2005).

          10.50 Amendment Agreement with William G. Kachioff dated June 16, 2005 (incorporated by reference to the Registrant's Form 8-K filed June 22, 2005).

          10.51     2005 Equity Incentive Plan of the Registrant. (1)

          10.52 System lease dated August 23, 2005 between the Registrant and Beckman Coulter Corporation.(1)

          13.1 Registrant's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004 filed on September 27, 2005.

          13.2 Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 filed on November 15, 2005.

          21.1 List of Subsidiaries (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 25, 2002).

          23.1 Consent of Sheppard, Mullin, Richter & Hampton LLP (reference is made to Exhibit 5.1).

          23.2      Consent of Deloitte & Touche LLP. (1)

          24.1 Power of Attorney for Robert W. Anderson, M.D., James R. Gavin III, M.D., Ph.D., Steven T. Frankel, Cynthia Ekberg Tsai and Myron W. Wick III. (2)


(1) Filed herewith.

(2) Previously filed.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.